EXHIBIT 10.9


                         AGREEMENT REGARDING EMPLOYMENT

         AGREEMENT, effective as of the date set forth at the foot of this Agreement, by and between OMEGA RESEARCH, INC., a Florida corporation ("Employer"), and ____________________ ("Employee").

                              PRELIMINARY STATEMENT

         This Agreement covers various subjects, including (i) protection of Employer's trade secrets and confidential information, (ii) non-solicitation of Employer's customers, licensees and other employees, (iii) restrictions on Employee's ability to compete with Employer or participate in competitive businesses both during and after Employee's employment, (iv) misuse of trade secrets or confidential information belonging to others and interference with rights of others, (v) the full-time, exclusive nature of Employee's employment commitment, and (vi) unfair business practices. Each of these subjects is equally important, and if Employee accepts employment or continued employment with Employer, Employee is agreeing to faithfully observe all covenants and agreements set forth below relating to each subject addressed, without exception.

         Employee has been informed by Employer, and understands, that (a) Employer has developed and owns, as a result of substantial effort and expense on the part of Employer, valuable trade secrets and other valuable confidential business information to which Employee has and/or will have substantial access,
(b) Employee has developed and/or will be developing important and substantial relationships with other valuable employees of Employer and/or with certain of Employer's clients, licensees, vendors and/or other third parties having dealings with Employer, and (c) Employer has devoted and/or will be devoting substantial efforts and expense to train Employee to perform Employee's employment duties, which has resulted (or, if this is a new employment, assuming it continues, will likely result) in the development by Employee of specialized and valuable skills, knowledge and abilities.

         In light of all of the foregoing, in order to protect Employer's legitimate business interests, including its goodwill with its clients, licensees and other employees and Employer's trade secrets, and as a condition to Employee's employment with Employer (or, if Employee is already employed by Employer, as a condition to Employer agreeing to continue to employ Employee), Employee has agreed to make for the benefit of Employer the reasonable covenants and agreements set forth below. As an employee of Employer, Employee agrees to observe all of the provisions of this Agreement, as well as all other rules and policies that Employer may announce from time to time.

         NOW, THEREFORE, it is agreed as follows:

         1. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

              (a) CONFIDENTIAL INFORMATION. Employee acknowledges that Employee has been informed by Employer that it is Employer's policy to maintain as secret and confidential all information and materials (whether or not stamped or marked "Confidential" or bearing some other indicia of confidentiality) relating to (i) the financial condition, operations and business interests,

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objectives, plans and strategies of Employer, (ii) the systems, know-how, records, products, product plans, product designs, product development, services, cost information, inventions, computer programs, marketing and sales strategies techniques and/or programs, methods, methodologies, manuals, lists and other trade secrets from time to time acquired, sold, developed, maintained and/or used by Employer, (iii) the nature and terms of Employer's relationships with its clients, licensees, suppliers, lenders, underwriters, vendors, consultants, independent contractors, attorneys, accountants and employees, and
(iv) any proposed public or private offering of Employer (all such information and materials are collectively referred to as "Confidential Information"). Accordingly, Employee agrees that Employee will not directly or indirectly at any time (including after the date on which Employee's employment terminates) divulge or disclose for any purpose (except as specifically authorized by Employer) to any persons, firms, corporations or other entities (collectively, "Third Parties"), or use or cause or authorize any Third Parties to use, any such Confidential Information. "Confidential Information" does not include information that, at the time of disclosure, is generally known in Employer's industry or information which Employee can demonstrate was known to or developed by Employee prior to the date of Employee's commencement of employment with Employer without reliance upon or use of Confidential Information. If Employee is required by order of a court or other governmental authority to disclose any Confidential Information, Employee shall immediately notify Employer so that Employer may attempt to obtain an appropriate protective order, and, in all events, Employee shall only disclose the portion of the Confidential Information required by such order to be disclosed.

              (b) EMPLOYER'S MATERIALS. Employee further agrees that (i) Employee will at no time retain or remove from the premises of Employer any products, prototypes, drawings, notebooks, software programs or discs, tapes or similar containers of software, manuals, data, books, records, materials or documents of any kind or description containing Confidential Information for any purpose unconnected with the strict performance of Employee's duties with Employer, and (ii) upon the termination of Employee's employment with Employer for any reason, Employee shall immediately deliver or cause to be delivered to Employer any and all such drawings, notebooks, software programs or discs, tapes or similar containers of software, manuals, data, books, records, materials and other documents and materials (and all copies thereof) in Employee's possession or under Employee's control relating to any Confidential Information or any other materials which are the property of Employer.

              (c) EMPLOYEE'S ACKNOWLEDGMENT. Employee acknowledges that Employee is aware that Employee may be subject to severe criminal penalties (including fines and lengthy imprisonment) under both federal and state law, including Title 18, Sections 1831, et. seq. of the United States Code (The Economic Espionage Act of 1996) and Section 812.081, Florida Statutes, as well as substantial personal civil liability, for (i) stealing, or without Employer's permission, taking, misappropriating or concealing, or by fraud or deception procuring, Confidential Information, or (ii) without Employer's permission, receiving, possessing, altering, destroying, copying, sending, downloading, uploading or conveying Confidential Information. Employee further acknowledges that any person or entity to whom Confidential Information is given by Employee may also become subject to severe criminal penalties and civil liability.

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         2. COVENANT-NOT-TO-COMPETE

              (a) Employee covenants and agrees that, during Employee's employment with Employer and for a period of two (2) years after the date Employee ceases for any reason to be employed by Employer, Employee shall not, directly or indirectly, (i) sell or provide or license, or be involved in the sale or provision or licensing of, any Financial Market Data Software Products or Services (as defined below) to any person or entity who is or was a client, licensee or customer of Employer at any time during Employee's employment with Employer and for or to whom Employer is performing such services or selling or licensing such products or for or to whom Employer has performed such services or sold or licensed such products at any time during the one-year period ending on Employee's termination of employment, or (ii) in any capacity engage or participate in any venture, enterprise, activity or business which involves the sale, licensing, performance or provision of Financial Market Data Software Products or Services, passively (except for passive investments in publicly-traded companies) or actively, as an owner, director, officer, partner, member, consultant, independent contractor, advisor, participant, employee or agent, anywhere within the world. "Financial Market Data Software Products or Services" means software products and/or services which (A) collect or deliver financial market data (including but not limited to stocks, bonds, options, futures, commodities, other securities and/or fundamental company data), and/or
(B) are or can be used to make, review or devise investment analyses or strategies, including, without limitation, charting, technical analysis and/or strategy testing and automation. Employee acknowledges that the business of Employer is international in scope, that, due to the electronic and telephonic nature of Employer's business and the nature of Employer's clients, licensees and customers, one could effectively compete with such business from nearly anywhere in the world, and that, therefore, such geographical area of restriction is reasonable in the circumstances to protect Employer's trade secrets and other legitimate business interests.

              (b) PAYMENT FOR COVENANT-NOT-TO-COMPETE. Employer and Employee both believe that, due to the specialized nature of Employer's business, it would not be difficult for Employee, upon termination of Employee's employment, to find gainful employment or have other business pursuits which are not violative of the restrictions set forth above, as there are several industries and lines of business in which Employee could work which are dissimilar to, and not competitive with, Employer's business. However, Employer understands that such restrictions may limit Employee's new employment options following a termination of Employee's employment with Employer. Accordingly, if following termination of employment with Employer, Employee is offered a position which, if accepted, would violate the restrictive covenants set forth above, Employer will either (i) consent to Employee accepting employment restricted by subsection (a) above, or (ii) not consent, but pay Employee additional consideration for Employee remaining bound by such restrictions. In order to receive the benefit of these provisions, Employee must be and remain in compliance with all provisions of this Agreement, and must comply with the following procedures. Upon Employee's receipt of a written offer of employment which Employee desires to accept and, if accepted, would constitute a violation of subsection (a) above, Employee shall promptly notify Employer of such offer and provide to Employer a copy thereof together with a written statement explaining in reasonable detail Employee's job responsibilities at the new

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employment. Within thirty (30) days following the date that Employer has been given a copy of such offer and written statement, Employer will notify Employee that either (x) Employer consents to Employee accepting such new employment (but such consent shall extend only to the job responsibilities described in the written statement and shall not under any circumstances authorize Employee to disclose or use any Confidential Information or to fail to comply with any other provision of this Agreement), or (y) Employee may not accept the new employment. If Employer decides that Employee may not accept the new employment, Employer shall pay to Employee each month an amount equal to 1/24th of Employee's annual salary in effect at the date of termination of Employee's employment ("Additional Monthly Payments"). Such Additional Monthly Payments will cease at the end of the 24th month following the date of Employee's termination of employment, provided that, if Employee commences other full-time employment during such 24- month period, such Additional Monthly Payments shall cease upon the commencement of such new employment. Employee shall promptly notify Employer if Employee accepts any such new employment. If Employee fails to notify Employer of new full-time employment and continues to accept Additional Monthly Payments from Employer after commencing new full-time employment, Employee shall be obligated to repay to Employer all Additional Monthly Payments received from Employer pursuant to these provisions.

              (c) Employee acknowledges that Employer devotes substantial time, effort and expense to the recruitment, selection, training, development and promotion of talented individuals for positions of significant responsibility with Employer. Employee further acknowledges that it would be unfair to use Employee's familiarity with Employer's business and other employees and Employer's independent contractors and consultants to participate, directly or indirectly, in any activities designed to cause any of Employer's other employees to leave Employer's employ or to cause any of Employer's independent contractors or consultants to cease performing services for Employer. Accordingly, Employee covenants and agrees that, during Employee's employment with Employer and for a period of two (2) years after the date Employee ceases for any reason to be employed by Employer, Employee shall not, directly or indirectly, solicit the services of or recruit, whether on Employee's own behalf or on behalf of others, any of the following types of employees, independent contractors or consultants of Employer: (i) executives, managers, supervisors or department directors; (ii) technicians, engineers, programmers or information services workers (whether employees, independent contractors or consultants);
(iii) product, project or task managers or supervisors (whether employees, independent contractors or consultants); (iv) sales or marketing personnel or consultants; financial or accounting services personnel or consultants; (v) legal personnel; or (vi) customer support personnel or consultants; or otherwise persuade or cause, or attempt to persuade or cause, any such employee, independent contractor or consultant to leave Employer's employ or cease performing services for Employer. Employee acknowledges that it would be difficult to ascertain with a degree of certainty the substantial damages that would be incurred by Employer if Employee violates or breaches the foregoing covenant. In order to avoid such difficulty and in an attempt to approximate the damage that Employer would incur in the event of such violation or breach, if Employee takes or participates in any of the actions prohibited above with respect to any of the employees, independent contractors or consultants described above, and such employee, independent contractor or consultant then leaves Employer's employ or ceases to

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perform services for Employer, Employee shall pay to Employer, as liquidated damages, the sum of $50,000 per employee, independent contractor or consultant who so leaves Employer's employ or ceases to perform services for Employer. The payment of such liquidated damages shall not limit, impair or diminish Employer's right to seek and obtain (x) any appropriate equitable relief (including but not limited to specific performance, temporary restraining order and temporary and permanent injunction), (y) monetary and other relief, at law or in equity, for other causes of action which may have resulted from Employee's breach or violation (such as intentional interference with contractual or business relations in the event an employee is solicited by Employee for a competitive position and such employee is subject to a covenant-not-to-compete), or (z) monetary and other relief, at law or in equity, from or against persons or entities other than Employee.

         3. EMPLOYER'S REMEDIES FOR BREACH OF SECTIONS 1 AND 2

              Employee agrees that if Employee shall violate or breach any of Employee's covenants or agreements in Section 1 or 2(a) hereof, Employer shall be entitled to an accounting and repayment of any and all profits, compensation, commissions, payments and benefits which Employee directly or indirectly has realized and realizes as a result of, or in connection with, any such violation or breach. In addition, in the event of a breach or violation or threatened or imminent breach or violation of any provisions of Section 1 or 2 hereof, Employer shall be entitled to a temporary and permanent injunction or any other appropriate decree of specific performance or equitable relief (without, unless otherwise required by statute, being required to post bond or other security) from a court of competent jurisdiction in order to prevent, prohibit or restrain any such breach or violation or threatened or imminent breach or violation by Employee. Employer shall be entitled to such injunctive or other equitable relief in addition to any ascertainable damages which are suffered (or liquidated damages which may be payable, as the case may be). It is understood that resort by Employer to such injunctive or other equitable relief shall not be deemed to waive or to limit in any respect any other rights or remedies which Employer may have with respect to such breach or violation.

         4. REASONABLENESS OF RESTRICTIONS

              (a) REASONABLENESS. Employee acknowledges that any breach or violation of Section 1 or 2 hereof will likely cause irreparable injury and damage to Employer and that it would be very difficult or impossible to measure all of the damages resulting from any such breach or violation. Employee further acknowledges that Employee has carefully read and considered the provisions of Sections 1, 2 and 3 hereof and, having done so, agrees that the restrictions and remedies set forth in such Sections (including the time period, geographical and types of restrictions imposed) are fair and reasonable and are reasonably required for the protection of the trade secrets, good will and other legitimate business interests of Employer.

              (b) SEVERABILITY. Employee understands and intends that each provision and restriction agreed to by Employee in Sections 1, 2 and 3 hereof be construed as separate and divisible from every other provision and restriction. In the event that any one of the provisions of, or

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restrictions in, Sections 1, 2 and/or 3 hereof shall be held to be invalid or unenforceable, and is not reformed by a court of competent jurisdiction (which a court, in lieu of striking a provision entirely, is urged by the parties to do), the remaining provisions and restrictions shall continue to be valid and enforceable as though the invalid or unenforceable provision or restriction had not been included. In the event that any such provision relating to time period, geographical or type of restriction shall be declared by a court of competent jurisdiction to exceed the maximum or permissible time period, geographical or type of restriction such court deems reasonable and enforceable, said time period, geographical or type of restriction shall be deemed to become and shall then be the maximum time period or geographical area or type of restriction which such court deems reasonable and enforceable.

         5. OWNERSHIP OF WORK DEVELOPED IN WHOLE OR IN PART BY EMPLOYEE.

              Employee covenants and agrees with Employer that any and all formulae, devices, patterns, know-how, technology, computer programs, documentation, processes, lists, compilations, literature, inventions, methodologies, techniques and other work product ("Work") created or developed in whole or in part by Employee (whether alone or in cooperation with others) during the term of Employee's employment, if created or developed in whole or in part (i) on Employer's premises, or (ii) during Employee's normal working hours, or (iii) with the use of Employer's resources, or (iv) based upon Employee's access to or knowledge of Confidential Information, no matter what such Work relates to or is about, shall immediately be disclosed by Employee to Employer and is and shall be solely Employer's property. Employee further covenants and agrees with Employer that any Work created or developed in whole or in part by Employee (whether alone or in cooperation with others) during the term of Employee's employment, even if wholly developed or created off Employer's premises, on Employee's own time, and without use of Employer's resources or Confidential Information, if related to Employer's business, is and shall be solely Employer's property. In all such cases, Employee agrees that Employer is the "person for whom the work was prepared" for the purposes of determining authorship of any copyright in the Work, and all of the Work shall be deemed "work made for hire" as that term is defined in Section 101 of the U.S. Copyright Act. In addition, all inventions, discoveries, improvements, trade secrets, trademarks, service marks, trade dress, know-how, names, ideas and other proprietary rights and intellectual property rights, whether or not patentable, embodied in, represented by, incorporated in, part of, or relating to any of the Work (collectively, "Other Intellectual Property Rights") are, and shall be, as between Employer and Employee, the property of solely Employer, and, so there will be no doubt, Employee hereby assigns to Employer, its successors and assigns all of Employee's right, title and interest in and to all Other Intellectual Property Rights. If, for any reason, any of the Work is determined not to be a "work made for hire" under U.S. law or the law of any other jurisdiction, Employee agrees to assign, and does hereby assign, to Employer, its successors and assigns all of Employee's right, title and interest in and to all copyrights in all of the Work. Employee shall execute and deliver to Employer from time to time upon Employer's request such confirmatory assignments, instruments and other documents so as to evidence and confirm full record and beneficial ownership of Employer in all such Work. Employee hereby irrevocably appoints Employer as Employee's attorney-in-fact for the purpose of signing and delivering such assignments, instruments and other documents, such appointment being coupled with an interest.

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"Work" does not include works or inventions which do not relate to Employer's business and are wholly created or developed by Employee off Employer's premises, on Employee's own time and without use of Employer's resources or Confidential Information.

         6. CONTINUED EMPLOYMENT OF EMPLOYEE

              Nothing in this Agreement shall be deemed or construed in any manner to create or continue any employment relationship other than an employment "at will." Employee and Employer are each free to terminate such employment relationship at any time, for any reason.

         7. EMPLOYMENT AS SOLE OCCUPATION

              Employee agrees to devote Employee's full business time, attention, skill and effort exclusively to the duties that Employer assigns to Employee from time to time. Employee agrees that Employee may not engage in any business activities or render any services of a business, commercial or professional nature, whether or not for compensation, for the benefit of anyone other than Employer, unless Employer has given its consent in writing in advance.

         8. NON-INTERFERENCE WITH THIRD-PARTY RIGHTS

               By signing this Agreement, and accepting employment or continued employment with Employer, Employee is representing and warranting to Employer that (a) Employee is free to accept or continue employment with Employer, meaning that Employee has no contractual or other commitments which restrict Employee from performing Employee's employment duties to the fullest extent, and
(b) only Employer is entitled to the benefit of Employee's work and efforts. Employer advises Employee that Employer has no interest in using any other person's patents, copyrights, trademarks, trade secrets or confidential or proprietary information ("Intellectual Property Rights") in an unlawful manner, and Employee agrees that Employee will not, in performing Employee's employment duties, make use of any Intellectual Property Rights belonging to another which Employer has no right to use. If Employee has any doubt about whether Employee is misusing Intellectual Property Rights of another, Employee shall promptly notify one of Employer's Co-CEO's, or Employer's Vice President-Operations or General Counsel so that Employer may investigate and make the appropriate decision.

         9. VIOLATION OF POLICIES BY OTHER EMPLOYEES

              Many, if not most, of Employer's employees are required to sign this Agreement as a condition of employment or continued employment with Employer. If Employee becomes aware that any other employee of Employer is violating any provisions of this Agreement, Employee shall promptly report such violation to one of Employer's Co-CEO's, or Employer's Vice President-Operations or General Counsel. The information provided, and its source, will be treated confidentially to the extent possible in the circumstances. While Employer understands that it is not always easy or pleasant to report wrongdoings of a co-worker, it is critically important that these

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provisions be observed by Employee, as violations of this Agreement may cause substantial and irreparable harm to Employer's business which would cause all employees of Employer to suffer.

         10. UNFAIR BUSINESS PRACTICES

         If, during Employee's employment with Employer, Employee learns or suspects that any unfair or questionable business practice may be occurring, Employee shall advise one of Employer's Co-CEO's or Employer's Vice President-Operations or General Counsel promptly. This obligation is intentionally broad and general because it is difficult to anticipate all possible circumstances, and Employee should resolve all doubts by reporting the information in question to one of such persons. In particular, if Employee receives an offer of any kind (kickbacks, job offers, gifts, offers of money in exchange for information, etc.) from any outside party or another employee of Employer, Employee shall immediately notify Employer and provide all information relating to such offer. No gift, favor, offer, benefit, promise to pay or other thing of value shall be offered, made or authorized by Employee for any questionable, improper or illegal purpose, nor shall any bribe or kickback be offered, made or authorized by Employee, directly or indirectly, regardless of motive, to or for the benefit of any customer, supplier or other person or entity doing business with Employer, or any employee or agent thereof, or to or for the benefit of any governmental official or employee.

         11. LAW APPLICABLE

               This Agreement shall be governed by and construed pursuant to the laws of the State of Florida.

         12. SUCCESSION

              This Agreement shall inure to the benefit of the parties and their respective heirs, administrators, legal representatives, successors and assigns and shall be binding upon the parties and their respective heirs, administrators, legal representatives and successors.

         13. NO WAIVER

              A waiver of any breach or violation of any term, provision or covenant contained in this Agreement shall not be deemed a continuing waiver or a waiver of any future or past breach or violation. No oral waiver shall be effective or binding.

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         IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year set forth below.

Dated: ____________                    EMPLOYEE:


                                       ____________________________


                                       EMPLOYER:

                                       OMEGA RESEARCH, INC.

                                       By:_________________________
                                       William Cruz, President


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